Prospectus Supplement filed pursuant to Rule 424(b)(3)
in connection with Registration Statement No. 333-143489

Aeolus Pharmaceuticals, Inc.
Prospectus Supplement No. 2 dated March 25, 2010
(To Prospectus dated July 19, 2007, as supplemented by Prospectus Supplement No. 1 dated November 7, 2007)

4,853,335 shares of common stock

This Prospectus Supplement No. 2 amends and supplements information contained in that certain Prospectus, dated July 19, 2007, as amended and supplemented by that certain Prospectus Supplement No. 1, dated November 7, 2007 (collectively and as amended or supplemented, the “Prospectus”), relating to the offer and sale by the selling stockholders listed in the Prospectus of up to 4,853,335 shares of common stock of Aeolus Pharmaceuticals, Inc. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Prospectus.  We will not receive any proceeds from the sale of the shares of common stock by selling stockholders.

The date of this prospectus supplement is March 25, 2010

SELLING STOCKHOLDERS

Effective as of March 12, 2010, Fort Mason Partners LP and Fort Mason Master LP, named selling stockholders in the Prospectus, transferred the warrants held by each of them to Option Opportunities Corp.  Accordingly, the warrants exercisable for shares of common stock previously held by Fort Mason Partners LP and Fort Mason Master LP, respectively, are now owned by Option Opportunities Corp.

The Selling Stockholders table in the Prospectus is hereby amended to reflect this transfer of the warrants. Accordingly, this Prospectus Supplement No. 2 amends the Selling Stockholders table beginning on page 58 in the Prospectus by deleting the Fort Mason Partners LP and Fort Mason Master LP lines and replacing them with the line set forth below.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Shares of Common Stock Being Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
	Number	Percent(2)		Number	Percent (2)

Option Opportunities Corp.(3)	200,000(4)	*	200,000(4)	–	*
* Less than 1.0%

(1)	Assumes the maximum number of shares registered under the registration statement of which the Prospectus, as supplemented by this Prospectus Supplement, forms a part, is sold.

(2)
The percentage of shares beneficially owned is based on 48,224,320 shares issued and outstanding as of February 19, 2010, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of February 19, 2010 through the exercise of any stock option or other rights.

(3)	David F. Dury is the President and sole shareholder of the selling stockholder and has voting and investment power over the shares beneficially owned by the selling stockholder.

(4)	Includes 200,000 shares that may be acquired upon the exercise of the warrants held by the selling stockholder.